                                  SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

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                            Energy West, Incorporated
                (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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                            [ENERGY WEST LETTERHEAD]

                                October 22, 2003

                PLEASE VOTE THE ENCLOSED WHITE PROXY CARD TODAY!

Dear Fellow Shareholder:

         You  have  recently  received  written  materials  from  your  Board of
Directors  regarding our Annual  Meeting on November 12, 2003. You also may have received proxy material from a dissident  shareholder  group,  identified as the
"Turkey  Vulture  Group" in the Energy  West,  Incorporated  Supplemental  Proxy
Materials  Dated  October 17, 2003.  The Turkey  Vulture Group is waging a proxy fight  against  Energy  West in an effort to gain  three  seats on your Board of
Directors at the upcoming  Annual Meeting of  shareholders.  We believe that the
Turkey  Vulture  Group  is  acting  for  its own  self-interests  and not in the interests  of all  shareholders  and we  strongly  oppose  the  election  of its nominees.

We urge you to disregard the Blue proxy card sent by the Turkey  Vulture  Group.
If you previously  voted a Blue proxy card and wish to change your mind you have every legal  right to do so.  Simply  sign and return the  enclosed  WHITE proxy card. Only the latest dated proxy will be counted.

         The Turkey  Vulture  Group  wants to  control  almost 1/2 of your Board while ONLY owning about 10% of your Company.

         Your Board of Directors and  management,  in an effort to be responsive to a significant  shareholder,  met with  representatives  of the Turkey Vulture
Group to discuss  their ideas for Energy West,  and to attempt to address  their issues and avoid this distracting and expensive proxy fight. This meeting proved to be an  exercise  in  futility--our  efforts  at  reasonable  resolution  were rebuffed.

     >>   The  Board  representation  they  seek is not  proportionate  to their ownership.

     >>   They  have  no  business  plan - we have  met  with  them  on  several occasions and not one business plan was presented.

     >>   They have proposed a financing  arrangement that would have given them virtual  control  over your  Company,  at the expense of all the other shareholders.

     >>   They have undertaken a costly and divisive proxy fight.

         Your  current  Board  of  Directors  is not  satisfied  at all with the
Company's  financial  performance  over the past 18  months,  and the  Board and management team have taken strong and decisive actions to reposition Energy West for what we believe will be a prosperous  future. Our interests are aligned with yours--to  have a company to be proud of and whose stock price reflects the true value of Energy West.  Together,  the Board,  management  and  shareholders  can achieve this objective - a proxy fight is not the answer.

    YOUR BOARD OF DIRECTORS BELIEVES THEY HAVE TAKEN EVERY REASONABLE ACTION
         IN AN EFFORT TO AVOID THIS COSTLY AND DISTRACTING PROXY FIGHT
            AND TO PROTECT THE INTERESTS OF ALL OF OUR SHAREHOLDERS

         Your Board  strongly  supports,  and is  committed  to, good  corporate governance practices including appropriate shareholder representation. It is for this reason the Turkey Vulture Group, a large shareholder,  has been offered the opportunity  to  nominate  a  candidate  of  their  choosing  for a Board  seat.
Nevertheless,  the Turkey  Vulture Group has stuck with their demands for vastly disproportionate representation and instituted this proxy fight.

         In their proxy material the Turkey Vulture Group has resorted to making what we believe to be misleading  statements to garner your vote. In fact,  they have taken some of the Company's most recent  accomplishments and have distorted them in such a way as to have them appear negative.

The Turkey Vulture Group Claim - The Company has "continued to drop in value."

     o    THE  TRUTH  IS:  During  the first  quarter  of fiscal  2002 the stock reached a high of $14.10,  following  unusually high and  nonrecurring earnings in fiscal 2001.  Energy West's fiscal 2001 earnings  resulted of a combination of factors in the  electricity  market place that the
          Company  stated at the time were  unlikely to occur  again.  Following these unusually high earnings, the Company's stock price remained high for a period  of time,  but  subsequently  returned  to more  historic levels.

          Also  as a  result  of the  unusually  high  earnings,  the  Company's wholly-owned  subsidiary  Energy  West  Resources  found  itself  in a lawsuit with a supplier  claiming damages of $18 million.  The Company settled the lawsuit in fiscal year 2003, and spent  approximately $1.5 million in legal fees during the year.  With the  settlement in fiscal
          2003,  we brought an end to the lawsuit  and the  unusual  expenses we were forced to incur as a result of the lawsuit.

         Unfortunately,  the  Turkey  Vulture  Group has chosen to use these two very  unusual  years  (fiscal  2001 and 2003) and  compare  them to one another,  ignoring the many years of stable earnings and dividends that
         Energy West has provided to its shareholders.

The Turkey  Vulture  Group  Claim - Energy  West's  settlement  with the Montana
Department of Revenue has harmed shareholders.

     o    THE TRUTH IS:  Under  Montana  Law,  Energy  West will be  entitled to automatically  recover  the  amounts  paid  in  connection  with  this settlement  through  future rate  adjustments.  The  settlement has no impact on Energy West's earnings.

The Turkey  Vulture Group Claim - Energy West was somehow  remiss in terminating contracts with an Enron  subsidiary,  Enron Canada Corp.  ("ECC"),  when concern arose over the bankruptcy filing of Enron Corp., and that these actions amounted to a "significant cost" and "failure".

     o    THE TRUTH IS:  The  Company  believes  that this was a  proactive  and positive  transaction for  shareholders.  As many other companies did,
          Energy West chose to protect itself against the risk of fluctuation in natural gas prices by entering  into certain  hedging  contracts  with
          ECC.  At the  same  time,  Energy  West  had  countervailing  contract positions  with other  parties.  Energy West  therefore had a balanced position to protect against  changes in natural gas prices,  whichever way those prices went.

         When Enron filed for  bankruptcy,  Energy West  terminated  its hedging agreements with ECC to protect our shareholders against any possibility of a  contract  default  by ECC in the  wake of the  Enron  bankruptcy.
         Energy West was able to do so while  incurring  virtually  no impact on earnings  in  fiscal  2002,  the  year  in  which  the  contracts  were terminated because of our countervailing  contract positions with other parties.  The  Company's  payment  of $5.4  million  to  terminate  the contracts with ECC and eliminate any risk of default was simultaneously offset by gains the  Company  was able to  realize  by  leveraging  the existing  countervailing  contract  positions at then prevailing  lower natural gas prices.

Focusing the Company

   In August of 2003,  the Company sold its  wholesale  propane  business,  at a profit, for $1.4 million and received $750,000 in cash. The remaining balance is being paid over 4 years, and is secured by liens on all of the assets that were sold.  Energy West  completed the sale of this business to further focus on its core natural gas and propane utilities. The Company believes this is a positive change for its shareholders.

            WE URGE YOU TO DISCARD THEIR BLUE PROXY CARD AND VOTE THE
                        ENCLOSED WHITE PROXY CARD TODAY!

         Your Board of Directors  and the  management of Energy West have a plan to maximize  shareholder  value.  As you are all aware,  the past 12 months have been  difficult  times for Energy  West.  Your Board  believes  it has taken the necessary  steps to  strengthen  the  Company's  balance  sheet in an  effort to maximize shareholder value and reinstate cash dividends as soon as possible.

                         YOUR BOARD NEEDS YOUR SUPPORT,

We urge you to disregard  and discard any blue proxy sent by the Turkey  Vulture
Group.  Do not let them disrupt the  processes of  corporate  governance  with a costly, divisive and unnecessary proxy.

Remember:  If you  already  returned a Blue  proxy card and wish to change  your mind,  simply sign and return the  enclosed  WHITE  proxy card.  Only the latest dated proxy will be counted at the meeting.  Regardless  of the number of shares you own your vote is important.

EVERY VOTE COUNTS! Thanks for your continued support.

                                   Sincerely,

                                   /s/ John C. Allen
                                   John C. Allen
                                   Interim President and Chief Executive Officer

Cautionary Statement Regarding Forward Looking Statements

This letter includes  forward-looking  statements,  made in reliance on the safe
harbor   provisions   of  the   Private   Securities   Litigation   Reform  Act.
Forward-looking   statements  are  all  statements   other  than  statements  of
historical fact,  including without  limitation those that are identified by the use of the words  "anticipates,"  "estimates,"  "expects,"  "intends,"  "plans,"
"predicts," and similar expressions. Such statements are inherently subject to a variety of risks and  uncertainties  that could cause  actual  results to differ materially from those expressed.  Such risks and  uncertainties  include,  among others, the potential impacts from the Turkey Vulture Group's proxy contest with
Energy West, the successful completion of our debt restructuring, changes in the utility  regulatory  environment,  wholesale  and  retail  competition,  weather conditions,  litigation risk and various other matters.  While Energy West makes these  statements  in good faith,  neither  Energy West nor its  management  can guarantee  that  anticipated  future  results  will  be  achieved.  Energy  West expressly  undertakes  no  obligation  to update or revise  any  forward-looking statement  contained herein to reflect any change in Energy West's  expectations with regard thereto or any change in events,  conditions,  or  circumstances  on which any such statement is based.

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